Exhibit 23 - Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fairfield Communities, Inc. of our report dated January 29, 1997, except for Note 11, as to which the date is February 28, 1997, included in the 1996 Annual Report to Shareholders of Fairfield Communities, Inc.

Our audits also included  the financial statement schedule of
Fairfield  Communities, Inc.  listed  in Item  14(a).   This
schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our
audits.   In our  opinion, the financial  statement schedule
referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-19261) pertaining to the December 19, 1996 Restricted Stock Agreement, in the Registration Statement (Form S-8 No. 33-55841) pertaining to the Fairfield Communities, Inc. First Amended and Restated 1992 Warrant Plan and in the Registration Statement (Form S-8, No. 333-16605) pertaining to the Fairfield Communities, Inc. Employee Stock Purchase Plan of our report dated January 29, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Fairfield Communities, Inc.

                                   ERNST & YOUNG LLP


Little Rock, Arkansas
March 11, 1997